UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED): August 11, 2006

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number

1-13739	UNISOURCE ENERGY CORPORATION (An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000	86-0786732

1-5924	TUCSON ELECTRIC POWER COMPANY (An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000	86-0062700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On August 11, 2006, UniSource Energy Corporation ("UniSource Energy") and certain of its subsidiaries each amended their credit agreements as described below to, among other things, extend the maturity and expiration dates, increase revolver facilities and reduce the interest rates and fees payable under such agreements. On a consolidated basis, annual interest savings from the amended credit agreements are expected to be approximately $1.5 million. UniSource Energy will expense approximately $1 million of previously deferred financing costs in the third quarter 2006.

UniSource Energy Corporation Credit Agreement

On August 11, 2006, UniSource Energy amended and restated its existing credit agreement with Union Bank of California, N.A. (“Union Bank”), as administrative agent, lead arranger and lender, and a group of lenders (the “UniSource Credit Agreement”). The UniSource Credit Agreement had previously included a $90 million term loan facility and a $15 million revolving credit facility. As amended, the UniSource Credit Agreement includes a $30 million term loan facility and a $70 million revolving credit facility. Prior to the amendment, the term loan facility had an outstanding balance of $84 million and no amounts were outstanding on the revolving credit facility. On August 11, 2006, UniSource Energy repaid such term loan with a combination of internally generated funds and the proceeds of a $30 million term loan and a $23.75 million revolving credit loan drawn under the amended UniSource Credit Agreement.

UniSource Energy expects that borrowings will be made from time to time under the revolving credit facility for working capital purposes of UniSource Energy and its subsidiaries.

Interest is payable on borrowings under the UniSource Credit Agreement at a Eurodollar rate or Alternate Base Rate rate.  Eurodollar loans would bear interest at adjusted LIBOR plus 1.25%. Alternate Base Rate loans would bear interest in an amount equal to the sum of (x) the greater of the federal funds rate plus 1/2 of 1% or Union Bank’s reference rate, and (y) 0.25%. In the event that regulatory restrictions do not give TEP the ability to pay 100% of its current year net income as dividends, interest rates would increase by 0.25%.

UniSource Energy amended and restated its pledge agreement (the “Pledge Agreement”) with Union Bank to secure its obligations under the UniSource Credit Agreement with a pledge of capital stock of Millennium Energy Holdings, Inc., UniSource Energy Services, Inc. (“UES”) and UniSource Energy Development Company.

The UniSource Credit Agreement will expire on August 11, 2011, at which time all outstanding amounts thereunder will be due and payable. In addition, UniSource is required to repay the outstanding term loans in quarterly installments of $1.5 million, commencing in September 2006 with the balance due at maturity.

The UniSource Credit Agreement contains a number of covenants which restricts UniSource Energy and its subsidiaries, including restrictions on additional indebtedness, liens, mergers, sales of assets and investments and acquisitions. The UniSource Credit Agreement also contains several financial covenants including: (a) a minimum cash flow to interest coverage ratio determined on a UniSource Energy stand alone basis and (b) a maximum leverage ratio determined on a consolidated basis. Under the terms of the UniSource Credit Agreement, UniSource Energy may pay dividends so long as it maintains compliance with the agreement and if, on the date of any dividend payment and after giving effect to the dividend payment, the amount of unrestricted cash of UniSource Energy and its subsidiaries plus the unused portion of the revolving credit facility equal or exceed $15 million.

Upon the occurrence and continuance of an event of default under the UniSource Credit Agreement, outstanding borrowings may become immediately due and payable and the lenders may exercise remedies under the Pledge Agreement. Events of default under the UniSource Credit Agreement include the failure to make payments required thereunder or to comply with the covenants contained therein and certain events of bankruptcy or the commencement of similar liquidation or reorganization proceedings with respect to UniSource Energy or any Significant Subsidiaries (as defined in the UniSource Credit Agreement to include Tucson Electric Power Company (“TEP”) and certain other subsidiaries). In addition, an event of default would include the failure of UniSource Energy, a Significant Subsidiary or any combination thereof to make required payments on indebtedness in excess of $20 million or the events giving the holders of such indebtedness the right to require repayment of such indebtedness.

Tucson Electric Power Company Credit Agreement

On August 11, 2006, TEP amended and restated its existing credit agreement with Union Bank, as administrative agent, lead arranger and lender, and a group of lenders (the “TEP Credit Agreement”). The TEP Credit Agreement had previously included a $60 million revolving credit facility and a $341 million letter of credit facility to support $329 aggregate principal amount of tax-exempt variable rate bonds. As amended, the TEP Credit Agreement includes a $150 million revolving credit facility and a $341 million letter of credit facility. Until the increase in the amount of the revolving credit facility is approved by the Arizona Corporation Commission (the “ACC”), TEP may not have more than $60 million of revolving credit loans outstanding. Prior to the amendment, the outstanding balance on the revolving credit facility was $25 million. On August 11, 2006, TEP repaid such revolving credit loans with internally generated funds and a new $10 million revolving credit loan drawn under the amended TEP Credit Agreement.

TEP expects that the borrowings will be made from time to time under the revolving credit facility for working capital purposes.

Interest rates and fees under the TEP Credit Agreement are based on a pricing grid tied to TEP’s credit ratings. The letter of credit fees are 0.65% under the TEP Credit Agreement. Amounts drawn under the letter of credit would currently bear interest based on LIBOR plus 0.65% per annum. Borrowings under the revolving credit facility bear interest at a variable interest rate consisting of a spread over LIBOR or an Alternate Base Rate. The per annum rate currently in effect on borrowings under TEP’s revolving credit facility is LIBOR plus 0.65% for Eurodollar loans or, for Alternate Base Rate loans, an amount equal to the greater of the federal funds rate plus 1/2 of 1% or Union Bank’s reference rate.

The TEP Credit Agreement expires on the later of (i) May 4, 2010, and (ii) upon the receipt of authorization of the ACC to extend the term of the TEP Credit Agreement, August 11, 2011. The TEP Credit Agreement is secured by $401 million of mortgage bonds issued under TEP’s Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, as supplemented (the “1992 Mortgage”), to The Bank of New York, as successor trustee. Following ACC approval to increase the size of the revolving credit facility and extend the term of the agreement, and as a condition to the increase in the amount of the revolving credit facility, TEP would deliver a new series of mortgage bonds issued under the 1992 Mortgage in the amount of $491 million in substitution for the existing mortgage bonds.

The TEP Credit Agreement contains a number of covenants which restricts TEP and its subsidiaries, including restrictions on additional indebtedness, liens, sale of assets and sale-leasebacks agreements. The TEP Credit Agreement also requires TEP to meet a minimum cash coverage ratio and a maximum leverage ratio. If TEP complies with the terms of the TEP Credit Agreement, TEP may pay dividends to UniSource Energy.

If an event of default occurs, the TEP Credit Agreement may become immediately due and payable. Events of default include the failure to make required payments under the agreement, change in control, as defined, failure of TEP or certain subsidiaries to make payments or default on a debt greater than $20 million, or certain bankruptcy events at TEP or certain subsidiaries.

On May 25, 2006, TEP filed an application with the ACC seeking authorization to increase the amount of the revolving credit facility to $150 million and to extend the term of the TEP Credit Agreement.

UNS Electric, Inc./UNS Gas, Inc. Credit Agreement

On August 11, 2006, UNS Electric, Inc. (“UNS Electric”) and UNS Gas, Inc. (“UNS Gas”), each as a borrower (the “Borrowers”), and UES, as guarantor,

amended and restated their existing unsecured revolving credit agreement with Union Bank, as administrative agent, lead arranger and lender, and a group of lenders (the “UNS Electric/UNS Gas Credit Agreement”). The UNS Electric/UNS Gas Credit Agreement had previously consisted of a $40 million revolving credit facility. As amended, the UNS Electric/UNS Gas Credit Agreement consists of a $60 million revolving credit facility. Until the increase in the amount of the facility is approved by the ACC, there may not be more than $40 million of loans outstanding under the agreement. Prior to the amendment, the UNS Electric/UNS Gas Credit Agreement had an outstanding balance of $5 million. On August 11, 2006, the Borrowers repaid such loan.

The Borrowers expect that borrowings will be made from time to time under the revolving credit facility for working capital purposes.

Each Borrower will be severally liable for its borrowings under the UNS Electric/UNS Gas Credit Agreement, with UES guaranteeing the obligations of both Borrowers. The UES guaranty terminates with respect to a Borrower when such Borrower does not have any other indebtedness guaranteed by UES. The maximum borrowings outstanding at any one time for a Borrower under the agreement may not exceed $30 million. However, upon receipt of authorization of the ACC to increase the amount of the agreement to $60 million, this limit would increase to $45 million.

Interest is payable on borrowings under the UNS Electric/UNS Gas Credit Agreement at a Eurodollar rate or Alternate Base Rate rate.  Eurodollar loans will bear interest at LIBOR plus 1.0%. Alternate Base Rate loans will bear interest in an amount equal to the greater of the federal funds rate plus 1/2 of 1% or Union Bank’s reference rate.

The UNS Electric/UNS Gas Credit Agreement will expire on the later of (i) April 15, 2008, and (ii) upon receipt of authorization of the ACC to extend the term of the UNS Electric/UNS Gas Credit Agreement, August 11, 2011.

At the termination of the UNS Electric/UNS Gas Credit Agreement, all outstanding amounts under this agreement will be due and payable.  The UNS Electric/UNS Gas Credit Agreement contains a number of covenants which restrict the Borrowers, UES and, in certain cases, their respective subsidiaries, including restrictions on additional indebtedness, liens, mergers and sales of assets. The UNS Electric/UNS Gas Credit Agreement also contains several financial covenants including: (a) a maximum consolidated leverage ratio and (b) a minimum cash flow to interest coverage ratio, in each case determined for each Borrower on a stand alone basis.

Upon the occurrence and continuance of an event of default in respect of a Borrower or UES under the UNS Electric/UNS Gas Credit Agreement, outstanding borrowings of such Borrower may become immediately due and payable. Events of default under the UNS Electric/UNS Gas Credit Agreement include failure to make payments required thereunder or to comply with the covenants contained therein and certain events of bankruptcy or the commencement of similar liquidation or reorganization proceedings or a change of control of the Borrowers. In addition, an event of default may occur if the Borrowers, any subsidiary of a Borrower, UES, or any subsidiary of UES, defaults on any payments required in respect of certain indebtedness that is outstanding in an aggregate principal amount of at least $4 million or if any such indebtedness becomes due or capable of being called for payment prior to its scheduled payment date or if there is a default in the performance or compliance with the other terms of such indebtedness and, as a result of such default, such indebtedness has become, or has been declared, due and payable, prior to its scheduled payment date.

On July 28, 2006, the Borrowers filed an application with the ACC seeking authorization to increase the amount of the UNS Electric/UNS Gas Credit Agreement to $60 million and to extend the term of the agreement.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the information set forth under Item 1.01 above, which information is incorporated into this Item 2.03 by reference.

Item 9.01 - Financial Statements and Exhibits.

Exhibit 4.1	Amended and Restated Credit Agreement, dated as of August 11, 2006, among UniSource Energy Corporation, Union Bank of California, N.A., as Administrative Agent, and a group of lenders
Exhibit 4.2	Amended and Restated Pledge Agreement dated, as of August 11, 2006, between UniSource Energy Corporation and Union Bank of California, N.A., as Administrative Agent
Exhibit 4.3	Amended and Restated Credit Agreement, dated as of August 11, 2006, among Tucson Electric Power Company, Union Bank of California, N.A., as Administrative Agent, and a group of lenders
Exhibit 4.4
Amended and Restated Credit Agreement, dated as of August 11, 2006, among UNS Electric, Inc., UNS Gas, Inc., UniSource Energy Services, Inc., Union Bank of California, N.A., as Administrative Agent, and a group of lenders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 15, 2006	UNISOURCE ENERGY CORPORATION —————————————————— (Registrant)
/s/ Kevin P. Larson
Senior Vice President and Principal Financial Officer
Date: August 15, 2006	TUCSON ELECTRIC POWER COMPANY —————————————————— (Registrant)
/s/ Kevin P. Larson
Senior Vice President and Principal Financial Officer